Exhibit 99.2

AUTOBYTEL INC.

Moderator: Jeffrey Coats
August 1, 2013
5:00 p.m. EST

Operator:	Good day, ladies and gentlemen, and welcome to the Autobytel announces 2013 second quarter financial results conference call.

At this time, all participants are in a listen only mode.  Later, we will conduct a question-and-answer session, and instructions will be given at that time.  If anyone should require operator assistance, please press star and then zero on your touchtone telephone.

I will now introduce your host for today's conference, Roger Pondel, investor relations for Autobytel.  You may begin.

Roger Pondel:	Thank you so much, and good afternoon everyone. Welcome to Autobytel's 2013 second quarter conference call. Presenting today are Jeffrey Coats, President and Chief Executive Officer, and Curt DeWalt, Senior Vice President and Chief Financial Officer.

Before we begin, I would like to remind you that during today's call, including the question-and-answer session, any projections and forward-looking statements made regarding future events or Autobytel's future financial performance are covered by the Safe Harbor statements contained in today's press release, in the slides accompanying this presentation and the company's public filings with the SEC.  Actual events may differ materially from those forward-looking statements.

Specifically, please refer to the company's Form 10-K for the year ended December 31, 2012 and Form 10-Q for the quarter ended June 30, 2013, which was filed prior to this call, as well as other filings made by Autobytel with the SEC.  These filings identify factors that could cause results to differ materially from those forward-looking statements.

We have included slides with this presentation to help illustrate some of the points being made and discussed during the call.  These slides may be accessed by clicking on the link in today's press release or by visiting Autobytel's website at www.autobytel.com.  When there, go to "Investor Relations," and then click on "Events & Presentations."

AUTOBYTEL INC.
Moderator: Jeffrey Coats
08-01-13/5:00 p.m. EST
Confirmation # 16699262

Also, please note that during this call we will be discussing EBITDA, cash net income and cash net income per diluted share, and cash flow, which are non-GAAP financial measures as defined by SEC Regulation G.  Reconciliations of these non-GAAP financial measures and most directly comparable GAAP measures are included in the slides being used on this call and are posted on the company's website.

And with that, I will turn the call over to Jeff Coats.  Jeff?

Jeffrey Coats:	Thank you, Roger. Hello, everyone.

Our focus on driving sales growth continued to pay off this quarter as we posted our highest second-quarter revenues in five years.  Importantly, by also concentrating on internal lead generation efficiencies, we improved gross margins and generated a near 70% improvement in net income on 13% revenue growth compared with last year.

Autobytel's ability to deliver consistently high sales conversion rates for our customers resulted in a 9% increase in retail revenues and a 21% increase in wholesale revenues.  This year-over-year wholesale channel growth represents a new company record by a very wide margin.

Autobytel has built a strong position over the last year as we continue to deliver on our promises to our customers and to our stockholders.  We are increasingly more profitable, growing revenues quarter after quarter, and improving margins.  We fully expect to continue on our path to generate further growth.

Curt will provide our financial review, and then I'll come back to discuss our progress and outlook.  Curt?

Curt DeWalt:	Thank you, Jeff.

As you'll find on Slide 4, revenues increased approximately 13% to $17.8 million for the 2013 second quarter, up from $15.7 million last year.  This marked our tenth consecutive quarter of year-over-year revenue growth, and as Jeff said, our best second-quarter sales in five years.

Total automotive lead revenues rose nearly 16% from last year's second quarter, surpassing the growth that we posted in the first quarter of this year.  Also, as Jeff mentioned, sales in the retail channel grew approximately 9%, and sales in the wholesale channel grew approximately 21%.

AUTOBYTEL INC.
Moderator: Jeffrey Coats
08-01-13/5:00 p.m. EST
Confirmation # 16699262

Moving to Slide 5, you can see that we delivered approximately 1.1 million automotive leads, which represents 18% growth over last year's second quarter.  Sixty-nine percent of the leads delivered in the second quarter of 2013 were sold to the wholesale channel customers, with the remaining 31% delivered to the retail channel customers.

We delivered approximately 84,000 specialty finance leads during the 2013 second quarter, versus 87,000 during the 2012 second quarter.  Specialty finance lead revenues were relatively flat for the 2013 second quarter, compared with the same quarter last year, and improved slightly on a sequential basis.  The market for specialty finance leads continues to stabilize, but supply remains constrained.  Our ability to generate more specialty finance leads internally is beginning to help mitigate this constraint.

Advertising revenues were $895,000 for the 2013 second quarter, versus $927,000 last year, but were up approximately 25% on a sequential basis.  We continue to believe that advertising revenue will grow in single digits this year.

On Slide 6, you can see that gross profit improved to $7.0 million for the 2013 second quarter, compared with $6.3 million last year.  Gross margin was 39.1% of total revenues for the most recent second quarter, versus 40.3% of total revenues a year ago.  Gross margin improved, as we anticipated, almost three percentage points from this year's first quarter, as a result of more efficient internal lead generation activities.  Our long-term goal target remains above 40%.

Total operating expenses were $6.4 million, or 36.0% of revenues, for the second quarter of 2013, compared with $6.0 million even, or 38.1% of revenues, for the second quarter last year.

As shown on Slide 7, non-cash stock-based compensation was $188,000, compared with $218,000 for the 2012 second quarter.  Depreciation and amortization totaled $523,000 for the 2013 second quarter, versus $511,000 last year.

For 2013 second quarter, net income grew substantially to $386,000, or $0.04 per diluted share, versus $231,000, or $0.02 per diluted share, for last year's second quarter.

EBITDA grew approximately 16% for the second quarter of 2013 to $1.1 million from $922,000 last year.  Cash net income totaled $1.1 million, or $0.12 per diluted share, for the most recent second quarter, compared with $960,000, or $0.10 per diluted share, for last year's second quarter.

AUTOBYTEL INC.
Moderator: Jeffrey Coats
08-01-13/5:00 p.m. EST
Confirmation # 16699262

At June 30, 2013, our cash and cash equivalents balance had grown to $15.8 million, from $14.7 million at the end of the 2013 first quarter, and $15.3 million at the end of 2012.

Cash provided by operations for the 2013 second quarter was $1.3 million, versus $2.0 million for the second quarter of 2012.  The change mainly related to working capital requirements of accounts receivable.

You can find detailed year-to-date financial results in our press release issued earlier this afternoon.

Now I'll turn the call back to Jeff.

Jeffrey Coats:	Thanks, Curt.

I'll begin today with an update on our internal lead generation activities, lead quality and sales conversion rate – initiatives that are driving our improving financial results and are further elevating Autobytel's reputation and recognition in the automotive marketplace.

As Curt discussed, lead volume increased 18% from last year's second quarter as a result of several factors which I will be discussing today.  First, our lead quality is clearly resonating with our customers.  Second, the number of dealers purchasing leads from us is growing.  Third, we are generating leads more efficiently.  And last, the improving automotive market is helping drive strong customer demand.

As you'll notice on Slide 8, the leads we generate from Autobytel.com currently convert to sales, on average, at a rate of approximately 21%, as validated by R.L. Polk, an independent research firm.  All leads internally generated by Autobytel currently convert to sales, on average, at a rate of approximately 16%.  As a reminder, these numbers represent a rolling three-month average and naturally fluctuate on a monthly basis.  The sales conversion rate on our leads is three times that of the industry average, which is estimated at approximately 6% to 8%.  We speak about this subject quarter in and quarter out, because it is one of the primary reasons that our business is progressing so solidly and is clearly a differentiator and competitive advantage for us.

The data we are generating with Polk also is providing never before available insight into the automotive consumer.  We are currently working on ways to get this data into the hands of our customers more quickly so that dealers can act on it in the timeliest manner possible.  We are also working to incorporate information about where cars are being financed to enhance the competitive data we already provide to dealers regarding to whom they are losing car sales.

AUTOBYTEL INC.
Moderator: Jeffrey Coats
08-01-13/5:00 p.m. EST
Confirmation # 16699262

Having the data to "put our money where our mouth is" is great, but we need to continue educating the marketplace about our progress.  To that end, we've been invited to jointly present with Polk at the J.D. Power 2013 Automotive Marketing Roundtable in Las Vegas this October during a session titled "Consumers are Not Created Equal:  The Data Behind Real Buying Trends."  We will also have a speaking role at the AutoCon convention in September where we will be discussing "How to Sell More New Cars Utilizing 3rd Party Leads by Making Process Improvements."  And, I will also be participating on a panel about vertical media in a mobile, social world at LeadsCon in New York in mid-August.

The data we are collecting and sharing with the marketplace is playing a significant role in expanding our footprint among new and used auto dealers.  As you can see on Slide 9, over the course of the second quarter we added over 70 dealerships bringing our total dealer franchise network to more than 3,600.  With more than 21,000 franchise dealers currently operating in the United States, we have a great opportunity to expand our market share, and we're working to take advantage of that opportunity.

We are also making significant progress in the wholesale channel, where we realized our most significant growth in company history in the second quarter.  Autobytel is now the largest supplier of leads to most auto manufacturers who purchase leads.  In many cases, these OEMs have removed the caps on our program and are willing to take as many leads as we can supply.  At the same time, we are benefiting directly from several manufacturers that recently began new lead programs.  The quality of our leads makes Autobytel a great resource for these manufacturers.

On Slide 10, you can see ongoing steady improvement in the auto market, which is helping drive demand for our leads.  In fact, it was just reported this afternoon that July U.S. light vehicle sales are up 14% over last year.

I'd like to spend some time talking about how we're improving our internal lead generation capabilities, which, in turn, helps expand gross margins, as you saw this quarter.  Last week, Google published a case study about how Autobytel increased click-through conversion rates by better connecting with in-market car buyers, where and when they are gathering information during the car-buying process.  Our SEM strategy is complex, and I believe we are one of the best in the business when it comes to optimizing our spend and maximizing the results of our paid search campaigns.  We experiment with compelling ad copy and landing pages across all devices where consumers are engaging with content while setting keyword bids according to the location of the consumer, time of day and the type of device, including mobile, being used to access our information.

AUTOBYTEL INC.
Moderator: Jeffrey Coats
08-01-13/5:00 p.m. EST
Confirmation # 16699262

By upgrading to Google's enhanced campaigns we were able to increase our click-through rates and improve internal tracking.  These enhanced campaigns put us in the right place at the right time for consumer engagement.  Combined with enhancing the user experience at Autobytel.com, we have increased conversions on our websites by more than 10%, and by more than 15% through mobile devices, since February, allowing us to capture a larger number of meaningful in-market leads that can be sold and delivered to our consumers.

We are using these same tools to enhance our finance lead generation capabilities.  As Curt said, the market is stabilizing, and our efforts are helping mitigate supply constraints.  Internally generated finance lead volume is trending upward, and we believe these leads will become a more meaningful contributor to volume in the months ahead.

With a greater understanding of user behavior, we are working toward further improving the user experience on our sites.  And one of the primary ways to deliver the highest possible quality leads to our customers is to generate those leads from our own websites.  As you know, our number one goal is to bring consumers and dealers together to facilitate the automotive purchase process.

As you can see on Slide 11, our YouTube channel continues to impress.  Now approaching 20 million views and populated with more than 600 unique videos, we are attracting a fast-growing number of interested consumers.  Our recent migration of the Autobytel YouTube channel to Google's new "YouTube One Channel format" has provided very positive initial results.

We also began delivering a newsletter through Twitter and a variety of social media channels for consumers and customers called "Autobytel's Daily Wheels," in which we curate and aggregate news from our auto industry friends.  Daily issues feature video, photos, news, technology, leisure and education from hundreds of automotive influencers.  If you'd like to take a look at the high value content we are providing, or subscribe to "Autobytel's Daily Wheels," you can go to the top of our home page on Autobytel.com, and click the Twitter link to follow us.

As I hope you've realized throughout our discussion today, we are feeling really great about where Autobytel stands, and our ability to capture the many opportunities presented by the improving car market, along with the substantial progress we've made in enhancing lead quality and the value of our websites to consumers.  We are looking toward the rest of the year and beyond with optimism.

We've summarized our business objectives on Slide 12 and will continue to work towards accelerating revenue and profit growth.

AUTOBYTEL INC.
Moderator: Jeffrey Coats
08-01-13/5:00 p.m. EST
Confirmation # 16699262

More immediately, for the third quarter, we're expecting revenues in the range of $18.3 million to $19.0 million.  We also anticipate generating gross margins of 40% for the second half of 2013.

Operator, we are now ready to take questions.

Operator:	Thank you. Ladies and gentlemen, if you have a question at this time, please hit star and then one on your touchtone telephone. If your question has been answered or you wish to remove yourself from the queue, please hit the pound key. One moment while we hold for questions. Again, to ask a question, please hit star and then one.

We have a question from Chris McCampbell of Southwest Securities.  Your line is open.

Chris McCampbell:	Congrats on the quarter.

Jeffrey Coats:	Thank you.

Chris McCampbell:	I'm relatively new to this story, and so I'm sorry if this question's been answered in the past, but could you comment on the high amount of cash that you all have and the plans that you might have for that?

Jeffrey Coats:	We get asked that question quite a lot, actually, but we do have a high cash balance. We do have plans for that cash. We are currently investing and growing our business. We are always on the outlook for interesting acquisition opportunities, and so we would expect to utilize that cash to further grow our business in the months ahead.

Chris McCampbell:	Could you maybe give a little more color on kind of the types of acquisitions that might make sense for you all?

Jeffrey Coats:	Well, I probably can't really give a whole lot of color on it, but you know, we're interested in acquisitions that'll help us from a technology point of view. The last acquisition we did, approximately 3 years ago, we bought a company in the lead generation business. We are always interested in reviewing opportunities for incremental lead generation capabilities as well as consolidation opportunities in our marketplace.

Chris McCampbell:	Would those opportunities be likely to be accretive or is that not something that you all would focus on in the short run?

Jeffrey Coats:	We do tend to try to focus on insuring that whatever we do is accretive. That normally should be the case, I would think.

AUTOBYTEL INC.
Moderator: Jeffrey Coats
08-01-13/5:00 p.m. EST
Confirmation # 16699262

Chris McCampbell:	OK, and I guess, you know, just in terms of the industry, is it relatively fragmented, or has there been a lot of M&A?

Jeffrey Coats:	It is relatively fragmented. There has really not been a lot of M&A. A little bit, but not a lot.

Chris McCampbell:	OK, well, best of luck. Thanks.

Jeffrey Coats:	Thank you.

Operator:	Thank you. Again, ladies and gentlemen, to ask a question please hit star and then one. Our next question is from Matt Reiner of Adirondack Funds. Your line is open.

Matt Reiner:	Hi, guys. Nice quarter. I had a question, if we look at – in this kind of environment, where auto sales are, you know, quite strong and bouncing back, is it kind of a rising tide floats all boats, or does it hurt you somewhat when things are this hot, where maybe dealers don't seek leads as much? Or am I missing how that plays out?

Jeffrey Coats:	It's a good question. The fact that sales are surging, and candidly have been, for the last couple years, has not hurt our business. Dealers tend to focus on each incremental sale, and I think still today most automotive dealers, and certainly the manufacturers, recognize that buying leads is one of the best return on investment ways they can spend marketing dollars to sell incremental vehicles.

That's really helped grow our business, turn our business around from where we were four years ago, and really begin to grow it more strongly.  I do think that there is a differentiator factor for those of us that are able to generate and sell high quality leads – leads with higher close rates – which is something that we've been focused on and very proud of the fact that we are today selling some of the highest closing rate leads in the automotive space.

Matt Reiner:	Yes, that was helpful the way you broke that out on this call and the way you've been emphasizing that. I do appreciate that. Can you also discuss the MyGarage® piece of the business and how that's kind of playing out for you?

Jeffrey Coats:	Sure. MyGarage® is our kind of ongoing communication section, or vehicle, with consumers that submit leads through us. Historically, most people that do what we do would touch consumers, you know, every 3 to 5 years and then not hear from them again until they go back into the market to buy their next new or used vehicle. Not necessarily the most efficient way to do it since you really have to kind of capture people all over again when they start their research process.

AUTOBYTEL INC.
Moderator: Jeffrey Coats
08-01-13/5:00 p.m. EST
Confirmation # 16699262

We created MyGarage® to begin allowing us to communicate more regularly with people who have submitted leads through us and also to provide them with different kinds of services – a scenario that we really started a couple years ago.  We continue to invest in it.  It's not as robust today as we would like it to be, as we've been reinvesting in our website and in other parts of our business to really accelerate our revenue growth and profitability, but it is an area that we do continue to invest in and that we will be more focused on in the months ahead, to really kind of build that ongoing link and revenue generation opportunity with consumers.

Matt Reiner:	OK, and then lastly, again kind of hitting on the question that you get quite frequently on the cash. I heard your answer on looking at some M&A opportunities or whatnot, but would you also consider going back and buying back stock if you can't find the right M&A opportunities, or is there some level of stock buyback you would consider as well?

Jeffrey Coats:	Well, we would consider buying back stock if we were unable to find good M&A opportunities to use that cash. Yes.

Matt Reiner:	OK. Thank you.

Jeffrey Coats:	Thank you.

Operator:	Thank you. Our next question is from George Santana of Ascendiant. Your line is open.

George Santana:	Hi. Thank you. It's George Santana with Ascendiant Capital. Hi guys. How are you, and congratulations on another great quarter.

Jeffrey Coats:	Thank you, George.

George Santana:	You know, I was under the impression that, on the first quarter call you had said you had not given revenue guidance in like four plus years, and that was the first time you were seeing the business so firm that you provided us the guidance for the second quarter, and I presume, that kind of confidence is only strengthening as you're continuing to post these results.

Jeffrey Coats:	Right.

George Santana:	Also, in terms of how we are set up to kind of look at the rest of the year, it sounded like you were going to make a lot of investments. But you know, we look at the operating expenditures, and they're down – or fairly flat – and even with the strong revenue growth. What should we be expecting for the rest of the year, and can the gross margin improvement – I mean, it's a marked

AUTOBYTEL INC.
Moderator: Jeffrey Coats
08-01-13/5:00 p.m. EST
Confirmation # 16699262

improvement, and you can actually see it very well in the numbers when we start looking at the OpEx.  Is there anything major coming that we should be expecting?

Jeffrey Coats:	Actually, George, we have continued to invest in the business despite the fact that OpEx has come down because we have been shifting expense dollars from certain areas into other areas. So, we are continuing to invest in the business. We will continue to do that for the rest of the year. I don't think you should expect to see a big uptick in terms of the expense line. We will continue to make some of those investments, both above the line and below, but we're trying to do it in a prudent way – in a measured way – in order to, you know, keep our growth rates up, and yet do it in a responsible way so we manage the bottom line appropriately.

George Santana:	Looks great. On more of a detailed question, when you actually look at your improvement in gross margin for the quarter, how much of that would you say is the efficiency that you talked about versus let's say the pricing that you're seeing in the market and recognizing on the lead side?

Jeffrey Coats:	A significant piece of it is efficiency. We are pushing up our ASP across the business in different areas. We would continue to expect to do that and see positive results from that. Given, again, the high close rates that we're providing to our customers, I'd say, many of our customers understand they're getting a great return on investment from the leads they're buying from us, and it's not unreasonable to see some price improvement as part of that. You know, it's not a wholesale kind of thing. It's not going to happen overnight, but we do it as we can.

George Santana:	OK. Well keep up the great work guys. Thanks so much.

Jeffrey Coats:	Thank you.

Operator:	Thank you. Again, ladies and gentlemen, to ask a question please hit star and then one. I'm not showing any further questions in the queue. I'd like to turn the call back over to management for any further remarks.

Jeffrey Coats:	Thank you. Thanks again, everyone, for joining us today. We're pleased with the progress we've made, and we remain quite upbeat about the remainder of the year. Curt and I look forward to speaking with you all next quarter. Thank you.

Operator:	Ladies and gentlemen, thank you for participating in today's conference. This concludes today's program. You may all disconnect. Everyone have a great day.

END

 Q2 2013 Results  August 1, 2013

 The statements made in the accompanying conference call or contained in this presentation that are not historical facts are forward-looking statements under the federal securities laws. These forward-looking statements, including, but not limited to, comments that, with robust demand from both the retail and wholesale channels, the company remains confident in its ability to continue generating improved financial results, regarding the company's expectation that third quarter revenue will be in the range of $18.3 to $19.0 million, regarding the company's anticipation for generating gross margins of 40% for the second half of 2013, that the company expects to continue on its path to generate future growth, the company's belief that internally-generated finance leads will become a more meaningful contributor to volume in the months ahead, and the company is looking toward the rest of the year and beyond with optimism, are not guarantees of future performance and involve assumptions and risks and uncertainties that are difficult to predict. Actual outcomes and results may differ materially from what is expressed in, or implied by, these forward-looking statements. Autobytel undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements are changes in general economic conditions; the financial condition of automobile manufacturers and dealers; disruptions in automobile production; changes in fuel prices; the economic impact of terrorist attacks, political revolutions or military actions; failure of our internet security measures; dealer attrition; pressure on dealer fees; increased or unexpected competition; the failure of new products and services to meet expectations; failure to retain key employees or attract and integrate new employees; actual costs and expenses exceeding charges taken by Autobytel; changes in laws and regulations; costs of legal matters, including, defending lawsuits and undertaking investigations and related matters; and other matters disclosed in Autobytel's filings with the Securities and Exchange Commission. Investors are strongly encouraged to review the company's Annual Report on Form 10-K for the year ended December 31, 2012, and other filings with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect the business, operating results, or financial condition of Autobytel and the market price of the company's stock. This presentation includes non-GAAP financial measures as defined by SEC Regulation G. Autobytel's definitions of the non-GAAP financial measures used in this presentation and reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures can be found on Slide 7 of this presentation. Autobytel's management believes that these non-GAAP financial measures provide an additional way of viewing aspects of the company's operations that, when viewed with the GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting the company's business and results of operations. These non-GAAP financial measures should not be relied upon to the exclusion of, and should be reviewed in connection with, the company's GAAP financial measures.  Copyright (c) 2013 Autobytel Inc.  *  Safe Harbor Statement and Non-GAAP Disclosures

Overview

- **Q2 OEM / Wholesale auto leads revenue grew 21% versus the same quarter prior year**
- **Revenue increased 13% resulting in the highest 2nd quarter revenue in 5 years**
- **Retail auto leads revenue up 9% Y-O-Y on continued strong dealer demand and lead delivery**
- **Q2 net income improves 67% Y-O-Y on higher revenue and gross profit**

Q2 Net Income up 67%; Revenue up 13% Y-O-Y

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Copyright (c) 2013 Autobytel Inc.

autobytel
Your Lifetime Automotive Advisor

 Revenue Results  Copyright (c) 2013 Autobytel Inc.  *  Q2 automotive retail dealer revenue increased 9% year over year, as dealer demand increased and investment in lead acquisition continuedOEM / Wholesale revenue up 21% year over year with strong demand across nearly all programsFinance lead revenue was up 2% from 2012, with supply beginning to stabilize  Above financials are impacted by rounding to the nearest $0.1M

 Lead Volume  Copyright (c) 2013 Autobytel Inc.  *  Aggressive investment in lead acquisition continues to drive automotive lead volume growth, resulting in an 18% increase over the prior yearOEM/Wholesale automotive lead volume led with 21% growth over 2012  * Above volumes are impacted by rounding to the nearest 0.1M  *

 Financial Overview  1 EBITDA is equal to Net Income before Interest, Taxes, and Depreciation and Amortization; See slide 7 for reconciliation2 Cash Flow is equal to EBITDA plus Non-Cash Stock Compensation; See slide 7 for reconciliation3 Cash Net Income is equal to Net Income plus Non-Cash Stock Compensation plus Depreciation and Amortization; See slide 7 for reconciliation4 On July 11, 2012 the Company implemented a 1-for-5 reverse split of its common stock. Closing Stock Price, EPS Diluted and Cash Net Income EPS for prior periods have been adjusted accordingly5 Cash Net Income Per Diluted Share is Cash Net Income divided by weighted average diluted shares outstanding. See slide 7 for reconciliation Above financials are impacted by rounding to the nearest $0.1M  Copyright (c) 2013 Autobytel Inc.  *

 EBITDA, Cash Flow and Cash Net Income  1 EBITDA is equal to Net Income before Interest, Taxes, and Depreciation and Amortization2 Cash Flow is equal to EBITDA plus Non-Cash Stock Compensation 3 Cash Net Income is equal to Net Income plus Non-Cash Stock Compensation plus Depreciation and Amortization 4 Cash Net Income Per Diluted Share is Cash Net Income divided by weighted average diluted shares outstanding. On July 11, 2012, the Company implemented a 1-for-5 reverse stock split of its common stock. Cash Net Income Per Diluted Share for prior periods has been adjusted accordingly Above financials are impacted by rounding to the nearest $0.1M  Copyright (c) 2013 Autobytel Inc.  *

 Close Rate Detail  Copyright (c) 2013 Autobytel Inc.  *  Autobytel Internally Generated Leads Close at 3x Estimated Industry Average  Internally generated Autobytel leads close significantly higher than other 3rd Party leads purchased by AutobytelApproximately 70% of total Autobytel lead volume is internally generated"All ABTL Internally Generated" includes leads from Autobytel.com as well as leads generated from SEM campaigns and our other sites"Other 3rd Party Purchased" includes all 3rd party leads purchased by Autobytel  Close rates are calculated using a 3 month rolling average of 90 day close rates

 Dealer Count  Copyright (c) 2013 Autobytel Inc.  *  Autobytel automotive lead dealer count at the highest level since 2008Retail New and Used combined franchise dealer counts are up 2% sequentially

 J.D. Power Retail Auto Sales Forecast  Copyright (c) 2013 Autobytel Inc.  *  In July, US Light Vehicle Retail SAAR is projected to come in around 13.2M; Retail US Light Vehicle sales are projected to be 1.1M unitsJ.D. Power July 2013 Retail US Light Vehicle Sales Forecast increased 2% versus the June forecast to 12.8M on vehicle demand and improving economics  US Light Vehicle Retail Sales History and Forecast (in Millions)  Auto Industry Trends Providing Tailwinds for Autobytel

Autobytel YouTube Channel



Autobytel YouTube Cumulative Video Views
19.7M
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- Autobytel crossed the 19 million videos viewed mark in July 2013 and is poised to cross 20 million in August
- Currently the Autobytel YouTube channel boasts over 600 proprietary videos, over 26,783 subscribers, and over 19.7M video views
- YouTube content provides consumers with rich information and a robust branded experience linking back to the Autobytel.com website

Autobytel YouTube Channel Provides Unique Branding

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Copyright (c) 2013 Autobytel Inc.
autobytel
Your Lifetime Automotive Advisor

Well Poised for 2013 and Beyond

- **Expanding lead generation team to drive growth**
- **Increasing retail sales team to capture additional market opportunities**
- **Continuing investment in original written and video content on autobytel.com and brand advertising to increase organic traffic**
- **Ongoing lead quality enhancements driving revenue growth, market share, and gross margin expansion**
- **Operating leverage allowing for additional brand marketing**
- **Focusing on new product innovation and expanding pipeline**

On Track to Deliver Accelerated Top Line Growth for 2013

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Copyright (c) 2013 Autobytel Inc.
autobytel
Your Lifetime Automotive Advisor